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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*


                        Bravo! Foods International Corp.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                         Common Stock, par value $0.001
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    105666101
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2007
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [_]  Rule 13d-1(b)

          [_]  Rule 13d-1(c)

          [X]  Rule 13d-1(d)



* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

CUSIP No. 105666101
         ------------

--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Evolution Capital Management LLC
     Tax ID No. 33-1006457
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [_]
                                                                         (b) [_]

--------------------------------------------------------------------------------
3.   SEC USE ONLY



--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


                 Delaware
--------------------------------------------------------------------------------

  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           13,128,868**
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          None
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         13,128,868**
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            None
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     13,128,868**
--------------------------------------------------------------------------------
10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)                                                      [X]

     The aggregate amount in row 9 represents the maximum amount of shares that Evolution Capital Management LLC can beneficially own under a contractually stipulated 4.99% ownership restriction. The full conversion of Evolution Capital Management's Convertible Notes and exercise of its Warrant would exceed this amount.

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     4.99%**
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     OO
--------------------------------------------------------------------------------

** Assumes additional shares outstanding as a result of Convertible Note conversions and/or Warrant exercises.

CUSIP No. 105666101
         -----------

Item 1(a).  Name of Issuer:

            Bravo! Foods International Corp.
            ---------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

            11300 US Highway 1; Suite 202; North Palm Beach, FL 33408
            ---------------------------------------------------------

Item 2(a).  Name of Person Filing:

            Evolution Capital Management LLC
            ---------------------------------------------------------

Item 2(b).  Address of Principal Business Office, or if None, Residence:

            2425 Olympic Blvd., Suite 120E, Santa Monica, CA 90404
            ---------------------------------------------------------

Item 2(c).  Citizenship:

            Delaware
            ---------------------------------------------------------

Item 2(d).  Title of Class of Securities:

            Common Stock, par value $0.001
            ---------------------------------------------------------

Item 2(e).  CUSIP Number:

            105666101
            ---------------------------------------------------------

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

  (a)  [_]  Broker or dealer registered under Section 15 of the Act
            (15 U.S.C. 78o).

  (b)  [_]  Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78o).

  (c) [_] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78o).

  (d) [_] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

  (e)  [_]  An investment adviser in accordance with s240.13d-1(b)(1)(ii)(E);

  (f) [_] An employee benefit plan or endowment fund in accordance with s240.13d-1(b)(1)(ii)(F);

  (g) [_] A parent holding company or control person in accordance with s240.13d-1(b)(1)(ii)(G);

  (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

  (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

  (j)  [_]  Group, in accordance with s240.13d-1(b)(1)(ii)(J).

CUSIP No.  105666101
         --------------

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:***

          ----------------------------------------------------------------------

     (b)  Percent of class:***

          ----------------------------------------------------------------------

     (c)  Number of shares as to which such person has:***

          (i)   Sole power to vote or to direct the vote                       ,
                                                        -----------------------

          (ii)  Shared power to vote or to direct the vote                     ,
                                                          ---------------------

          (iii) Sole power to dispose or to direct the disposition of          ,
                                                                     ----------

          (iv)  Shared power to dispose or to direct the disposition of
                                                                       --------

*** See Cover Page, items 5 through 11

The securities are held by Evolution Master Fund, Ltd. SPC, Segregated Portfolio M, a Cayman Islands exempted company. Evolution Capital Management LLC is the investment adviser to Evolution Master Fund, Ltd. SPC, Segregated Portfolio M. Evolution Capital Management LLC was a registered investment adviser at the time it acquired beneficial ownership of the securities described in this filing, but has since de-registered with the SEC.

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [x].


         -----------------------------------------------------------------------

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

            N/A
         -----------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.


            N/A
         -----------------------------------------------------------------------

Item 8.  Identification  and  Classification  of Members of the Group.



            N/A
         -----------------------------------------------------------------------

CUSIP No. 105666101
         ------------


Item 9.  Notice of Dissolution of Group.

            N/A
          ----------------------------------------------------------------------


Item 10.  Certification.

     (a) The following certification shall be included if the statement is filed pursuant to s240.13d-1(b):

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


     (b) The following certification shall be included if the statement is filed pursuant to s240.13d-1(c):

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

CUSIP No. 105666101
         ------------



                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                       02/13/2008
                                        ----------------------------------------
                                                         (Date)



                                                 /s/ Richard Chisholm
                                        ----------------------------------------
                                                       (Signature)



                                           Richard Chisholm / General Counsel
                                        ----------------------------------------
                                                       (Name/Title)


The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement,provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See s240.13d-7 for other parties for whom copies are to be sent.

ATTENTION. INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).